FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-123279

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 21, 2005)

                      ACCESS INTEGRATED TECHNOLOGIES, INC.

                    4,593,869 SHARES OF CLASS A COMMON STOCK

         This prospectus supplement supplements our prospectus dated March 21, 2005 (the "Prospectus") relating to the resale by the selling stockholders of
(i) 1,867,322 shares of our Class A common stock issuable upon the conversion of convertible debentures in our February 2005 private offering, (ii) 560,197 shares of our Class A common stock issuable upon the exercise of warrants issued to those security holders, and (iii) 456,936 shares issuable as payment of interest on the convertible debentures, and by the selling stockholders who exercised their piggyback registration rights with regard to 988,301 shares of our Class A common stock that they acquired in our November 2004 private offering and in our acquisition of substantially all of FiberSat Global Services, LLC's assets. You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement updates information in the Prospectus and, accordingly, to the extent consistent, the information in this prospectus supplement supersedes the information contained in the Prospectus.

         The information in footnotes (k) and (g) of the Selling Stockholders table beginning on page 19 of the Prospectus is amended as follows:

         1.  Footnote (k) is deleted in its entirety.
         2. Footnote (g) is deleted in its entirety and replaced with the following:

                  (g) Howard I. Fischer is a managing member of Basso GP, LLC, the general partner of Basso Capital Management, L.P., which is the investment manager to this selling stockholder, and may be deemed to beneficially own its shares. Mr. Fischer disclaims beneficial ownership of this selling stockholder's shares.

         INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is May 11, 2005.